Bell Microproducts Inc.
Management Incentive Plan Description
Year 2010

The Management Incentive Plan (the “Plan”) is established to provide the Chief Executive Officer, other executive officers, and division heads of Bell Microproducts Inc. (the “Company”) with a financial incentive to meet and exceed financial and other objectives.  The following is a description of the Plan.

1.Participation
The Compensation Committee of the Board of Directors (the “Committee”), upon the recommendation of the Chief Executive Officer, is responsible to designate participants in the Plan, approve Plan goals, establish target incentives, and approve Plan payouts.

2.	Performance Targets
Performance goals are established at the beginning of the year for the first half of the year based on the Annual Operating Plan.  The goals for the second half of the year will be established at the beginning of the second half of the fiscal year.  The goals will consist of one or more of the following elements:

Earnings Per Share (EPS), Net Income, Pretax Profit (PTP), Operating Contribution, Operating Income, Return on Equity (ROE), Return on Invested Capital (ROIC), Return on Working Capital (ROWC), and Individual Objectives (short-term tactical MBOs as well as objectives based on strategic initiatives).  At the discretion of the Committee, these financial metrics may include non-cash and other adjustments.
Note:
•	ROE is derived by dividing net income for the period by common shareholder equity.
•
ROIC is derived by dividing business unit pretax profit into Bell Micro’s investment/intercompany loans, including acquisition interest, to the business unit.  At the corporate level, after tax profit is used instead of pretax profit.

•	ROWC is derived by dividing business unit pretax profit into working capital (A/R + Inventory – AP).

3.	First Half Plan and Second Half Plan
For 2010, the Plan consists of a stand alone First Half Plan based on financial performance and a stand alone Second Half Plan based on financial performance, as well as annual objectives or “MBOs,” as follows:

a.      First Half Plan
After the close of the first half of the fiscal year, financial performance for the first half will be compared to the financial goals for the first half to determine the amount of incentive each participant earned in the first half.  In calculating the amount of incentive earned, the payment calculation schedule shown in Paragraph 4 below shall be used.  Incentive payments require the review and approval of the Committee prior to payment.

b.      Second Half Plan
After the close of the second half of the fiscal year, financial performance for the second half will be compared to the financial goals for the second half to determine the amount of incentive each participant earned in the second half.  In calculating the amount of incentive earned, the payment calculation schedule shown in Paragraph 4 below shall be used.  Incentive payments require the review and approval of the Committee prior to payment.

The amount of target incentive applied to each half of the year will generally be the same as the ratio set forth in the Annual Operating Plan for projected corporate profit in each half of the fiscal year.

c.      MBOs
At the beginning of each year, each participant in the Plan shall submit in writing to their manager, four to six MBOs, and as directed by the Compensation Committee, additional MBOs based on strategic initiatives.  The MBOs represent business priorities for the year.  The MBOs shall be approved by the Chief Executive Officer.  The objectives for the Chief Executive Officer shall be approved by the Committee.  The written objectives must include a statement of the objective, the delivery date, and the expected result (i.e., a definition of how the accomplishment is to be measured).  If there is more than one objective, each will be weighted equally, unless the objective states otherwise.

Because the actions necessary to accomplish MBOs will generally span several quarters, payment of the MBO-based incentive will be made on an annual basis.  After the close of the year, each participant shall review their approved MBOs and submit in writing to their manager an evaluation of their performance of each MBO.  The Chief Executive Officer shall approve or change the recommended achievement level for each MBO and communicate this to the Committee.  The achievement level for the MBOs of the Chief Executive Officer shall be reviewed and approved by the Committee.  Payment for MBO performance of all participants requires the review and approval of the Committee prior to payment.

4.  Payment Calculation Schedule

Payout of incentives for profit and other financial goals is based on the following metric:

Plan Achievement	Incentive Earned
< Tier 1	0%
At Tier 1	50%
At Tier 2	100%
150% or more of Tier 2	200%
        Use straight-line interpolation between metrics

Definitions
Tier I:	The minimal acceptable level of performance for bonus eligibility. If Tier I is achieved, 50% of the target incentive applicable to this performance metric will be paid.
Tier II:	If Tier II is achieved, 100% of the target incentive applicable to this performance metric will be paid.

5.	The target incentive for individuals who become participants in the Plan after the start of the fiscal year will be prorated for the period of time the individual is a Plan participant.

6.	Participants must be employees of the Company on the date incentives are paid to be eligible for payments under the Plan.

7.
The Committee, in its sole discretion, has the authority to change the Plan at any time, including, but not limited to, increasing incentive payouts above target in the event of superior performance; guaranteeing achievement under the Plan for one or more participants; in the event of a significant overachievement of goals, adjusting payouts to prevent unwarranted “windfalls;” and making other changes in the Plan or Plan targets that are in the best interests of the Company.

8.
In the event that the Company issues a material restatement of its financial statements upon which payments under the Plan were based, the Company, at the discretion of the Committee, may require participants in the Plan to repay any amounts that would not have otherwise been earned, or will pay additional amounts to participants if such additional amounts would had been earned, as determined using the restated financial statements.

9.	In the event that the Company raises new equity funds during the year, thereby eliminating or reducing interest expense, the Plan may be adjusted accordingly.

10.	In the event of an acquisition or divestiture, the Committee will make a determination as to the impact on the financial plan and may modify the Plan accordingly.

11.	The Company, in its sole discretion has the authority to make incentive payments in cash, restricted stock units, or a combination thereof.